Exhibit 10.1

PG&E Corporation
77 Beale Street
San Francisco, California 94105

November 13, 2020

Patricia K. Poppe

Dear Patti,

On behalf of PG&E Corporation (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company, reporting to the Company’s board of directors (“Board”).  Beginning on your start date and at all times during your employment, you will also serve as a member of the Board and the board of directors of Pacific Gas and Electric Company, subject to periodic shareholder approval for future terms.

Your employment with the Company will commence on January 4, 2021, and will continue under this offer letter for an initial term of five years, subject to automatic renewal for successive one-year terms thereafter, unless a written notice of non-renewal is provided by either party at least 90 days prior to the end of the then-current term.

Your total annual compensation package initially will consist of the following:

1.	An annual base salary of $1,350,000, subject to ordinary withholdings, prorated to reflect the portion of the year during which you are an employee of the Company.

2.	For 2021, you will be eligible to participate in the Company’s Short-Term Incentive Plan, as in effect from time to time, with a target participation rate of 130% of your base salary.

3.
A one-time “make-whole” cash bonus of $6,600,000, subject to supplemental withholdings, payable on your second regular monthly paycheck.  This bonus is designed to replace your 2020 annual bonus and one of your long-term stock awards of your previous employer which you forfeited, and to assist with expenses incurred in connection with your relocation to San Francisco and other increased cost-of living expenses.  To the extent you receive that bonus or that award from your previous employer, you hereby agree to reduce this bonus by a corresponding amount.  Should you resign from the Company, other than for “Good Reason,” or be terminated by the Company for “Cause” (each as defined in Section 3 of the Company’s Officer Severance Policy as in effect on the date hereof (“Policy”)) within 12 months following your start date, you must repay the Company the amount of this “make-whole” cash bonus, net of taxes (after giving effect to any deductions or claims arising from such repayment).  For purposes of this paragraph and paragraph 4, a determination by the Company of Cause must be made by a vote of at least 75% of the Board (excluding yourself).  No portion of the make-whole cash bonus shall be subject to any Company clawback policy, as may be in effect from time to time, and may only be forfeited as provided herein.

4.
You will receive a one-time “make-whole” award of 2,910,205 restricted stock units under the Company’s Long-Term Incentive Plan (“LTIP”) that vest 50% on January 4, 2022 and 50% on January 4, 2023 subject to your continued employment with the Company through the applicable vesting date.  This award is designed to replace certain long-term stock awards of your previous employer which you forfeited; to the extent you receive those awards from your previous employer, you hereby agree to reduce this grant by a corresponding amount.  In the event of an “Involuntary Termination” or your death or “Disability”, each as defined in Section 3 of the Policy, that occurs prior to the applicable vesting dates, the make-whole award shall vest in full, subject to the execution and non-revocation of a general release of claims by you or your estate under the Policy.  This make-whole award shall be subject to forfeiture as provided herein and shall be subject to any Company clawback policy, as may be in effect from time to time, in each case, only to the extent the events giving rise to such forfeiture or clawback occurred after your start date.

5.
You will be eligible for additional LTIP awards, which are typically granted in March of each year.  For 2021, your target LTIP award will have a grant date value of $9,250,000.  Your LTIP awards will be subject to the other terms and conditions, including vesting, as set forth in the applicable award agreement.

6.
Prior to the relocation of you and your family to San Francisco, you will be provided with private air transportation to the Company’s headquarters for six round trips for you and your immediate family.

7.	You will be eligible for an annual perquisite allowance of $35,000, subject to ordinary withholdings.

8.
You will be eligible to participate in the Company’s health benefits program, which permits you to select coverage tailored to your personal needs and circumstances, including an executive physical, wellness offerings and life insurance options.

9.
You will be eligible to participate in the two Company retirement savings plans. The Retirement Savings Plan (RSP) (a 401(k) savings plan) and the Supplemental Retirement Savings Plan (SRSP).  Under current plan terms, you will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis (plus catch-up contributions, if applicable), and the Company will match contributions up to 8% of your salary at 75 cents on each dollar contributed (excluding catch-up contributions), in each case, subject to applicable plan and legal limits.

10.
Conditioned upon meeting plan requirements, you will be eligible to participate in the Company’s Retirement Plan (cash balance pension) and the Defined Contribution Executive Supplemental Plan (DC-ESRP), post-retirement life insurance and retiree medical plans.

11.	You will be provided with an annual Paid Time Off allotment of four weeks, subject to future increases based on length of service, plus ten company holidays and three floating holidays.

12.	You will be eligible for additional benefits provided to senior executives of the Company, as may be offered from time to time in accordance with its plans and policies, including:

a.	A forty percent subsidy for advisory services provided by AYCO;

b.	Contribution toward health club initiation fees and 35% reimbursement of monthly dues;

c.	$250,000 accidental death and dismemberment coverage; and

d.	Business travel insurance.

13.	The Company will provide for the payment of legal fees incurred by you in the negotiation of your employment up to $25,000, to be paid directly to the law firm and reported on a Form 1099.

Nothing in this letter shall limit the Company’s ability to amend its employee compensation and benefit programs, plans, policies and arrangements from time to time.

Should you accept this offer, and notwithstanding anything herein to the contrary, you will be an employee at will, meaning the Company can terminate your employment at will (i.e., the Company may terminate your employment at any time, with or without cause and with or without notice).   You will be eligible for benefits under the Policy, as may be amended from time to time, in the event of an “Involuntary Termination,” as defined in the Policy, subject to the terms thereof; provided, that “Cause” and “Good Reason,” shall each have the meanings set forth in Section 3 of the Policy as in effect on the date hereof.

This offer is contingent on your passing a standard drug analysis test.  We will also verify your eligibility to work in the United States based on applicable immigration laws.

We look forward to you joining our executive team.

Sincerely,

/s/ Robert C. Flexon

Robert C. Flexon
Chair of the Board of PG&E Corporation

Please acknowledge your acceptance of this offer and the terms of this letter by signing below.

/s/ Patricia K. Poppe
Patricia K. Poppe